Exhibit 99.1

FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi, Executive Vice President & CFO
203/853-4321


TRANS-LUX COMPLETES $22 MILLION SENIOR DEBT REFINANCING

NORWALK, CT, February 18, 2003 - Trans-Lux Corporation (AMEX: TLX) successfully completed its senior debt refinancing with People's Bank (NASDAQ: PBCT) and The Bank of New York (NYSE: BK) on February 13, 2003. This financing allows the Company significantly more flexibility in moving forward with its consolidation plans resulting from previous acquisitions. Trans-Lux Executive Vice President and CFO Angela D. Toppi made the announcement.

The refinancing, dated February 12, 2003 and funded on February 13, 2003, includes two term loans totaling $17 million and a revolving line of credit of up to $5 million at variable interest rates ranging from LIBOR plus 175 bps to Prime plus 25 bps and mature September 30, 2005. The entire revolving line is available as none has been drawn at this time.

Trans-Lux is a full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States, as well as a national film booking service.

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